Robert C. Scherne, CPA, PC

Certified Public Accountant

Mr. Jacques Mot
President
New Generation Holdings, Inc.
245 Park Avenue
39th Floor
New York, NY 10167

February 10, 2006

Dear Mr. Mot:

This letter is to confirm our understanding of the nature, scope and limitations of the services that my firm is to provide to New Generation Holdings, Inc. (the "Company").

I, as a representative of Robert C. Scherne, CPA, PC, will be engaged to serve as a consultant to New Generation Holdings, Inc. and will perform certain services commonly performed by a Controller or Chief Financial Officer. These services will include overseeing the preparation of the Company's periodic SEC filings and interaction with the Company's independent auditor to complete the reviews and audits of the Company's financial statements in a timely manner. This will include the closing of the books and records and the preparation of the review and audit packages to be delivered or otherwise presented to your independent auditor. I will also assist the Company in the preparation of SEC filings on forms 10QSB and 10KSB. Based on the above services, I would expect to sign the certifications accompanying your filings as Acting Chief Financial Officer or as a Consultant Performing Certain Services Commonly Performed by a Chief Financial Officer; however, I acknowledge that I will only sign such certifications if requested by the Company.

Additionally, I will be available to assist the Company regarding accounting, tax, internal controls, mergers and acquisitions, and financial and SEC reporting matters. I will also be available to assist due diligence on potential acquisitions.

My fees will be at a rate of $150 per hour. We agree that $90 of this amount will be paid in cash and $60 of this amount will be paid in the form of "restricted stock." The number of shares of "restricted stock" shall be determined on a monthly basis, by dividing $60 per billed hour by 50% of the average closing price per share of common stock of the Company for the preceding 90 days. Invoices will be presented monthly and are payable upon presentation. Out of pocket expenses will also be billed separately and are payable upon presentation of documentation for such expenses.

27 Arbor Road · Syosset, New York 11791
(516) 496-3308 · Fax: (516) 496-3228 · Cell: (917) 705-0087

I request that a retainer of $5,000 be provided, to be held and applied against any final outstanding invoices.

The above mentioned services that I will provide cannot be relied upon to disclose errors, irregularities or illegal acts, including fraud or defalcations that may exist. I will inform you of any such matters that come to my attention.

Robert C. Scherne, CPA, PC ("RCS, CPA) will be an independent contractor and its employees and agents will not be employees or agents of the Company. The manner in which these services are rendered will be within RCS, CPA sole control and discretion. The Company will not be responsible for RCS, CPA acts while performing the services whether on Company premises or elsewhere, and RCS, CPA will not have the authority to speak for, represent or obligate the Company in any way. Similarly, RCS, CPA will not be responsible for any acts of the Company or its employees or agents.

In the event RCS, CPA and/or any of its shareholders, officers, directors, employees or agents incurs time and expense in serving as a party of witness in any form of judicial, administrative and/or regulatory proceeding as a result of the rendering of the services to the Company, the Company agrees to reimburse RCS, CPA for all such time and expense in accordance with the hourly rates set forth herein.

Moreover, in the event RCS, CPA and/or any of its shareholders, officers, directors, employees or agents incurs time and/or expense in responding to discovery or other forms of requests for information in any kind of judicial, administrative or regulatory proceeding as a result of services rendered to the Company, the Company agrees to reimburse RCS, CPA for all such time and expense incurred in accordance with the hourly rates set forth herein.

Despite the rendition of services by RCS, CPA, the Company hereby agrees and acknowledges that it is and will continue to be solely responsible for all decisions, actions and/or omissions implemented by the Company, whether or not based on any form of reliance on services or advice rendered by RCS, CPA or any of its shareholders, officers, directors, employees or agents. As such, the Company hereby agrees to totally and completely indemnify and hold harmless RCS, CPA or any of its shareholders, officers, directors, employees or agents from any and all claims, demands, settlements or judgments ("Claims") made or rendered against RCS, CPA or any of its shareholders, officers, directors, employees or agents for monetary or injunctive relief relating to services rendered by RCS, CPA to the Company, except for any such Claims resulting from the gross negligence or willful misconduct of RCS, CPA. The Company hereby agrees to immediately reimburse RCS, CPA for all damages and expenses incurred by RCS, CPA for all damages and expenses incurred by RCS, CPA as a result of such a judgment and/or settlement.

Moreover, in the event any form of judicial, administrative or regulatory proceeding is pursued against RCS, CPA or any of its shareholders, officers, directors, employees or

agents as a result of services rendered by RCS, CPA to the Company, the Company expressly agrees to reimburse RCS, CPA or any of its shareholders, officers, directors, employees or agents for all attorney and expert witness fees and all other forms of costs incurred as a result of the proceedings, unless such proceeding is brought because of the gross negligence or willful misconduct of RCS, CPA. Any and all counsel and/or experts engaged on behalf of RCS, CPA or any of its shareholders, officers, directors, employees or agents will be selected based on the sole judgment and discretion of RCS, CPA.

The Company and RCS, CPA both agree that, except as provided below, any dispute over fees charged by RCS, CPA will be submitted for resolution by arbitration in accordance with the rules of the American Arbitration Association. Such arbitration shall be binding and final. IN AGREEING TO ARBITRATION, WE BOTH ACKNOWLEDGE THAT, IN THE EVENT OF A DISPUTE OVER FEES, EACH OF US IS GIVING UP THE RIGHT TO HAVE THE DISPUTE DECIDED IN A COURT OF LAW BEFORE A JUDGE OR JURY AND INSTEAD IS ACCEPTING THE USE OF ARBITRATION FOR RESOLUTION.

It is our understanding that this arrangement will be for the initial period covering the fourth quarter of 2005 and is effective upon execution and will continue until terminated. It is also our understanding that either party may cancel this agreement immediately upon written notice or that it may be amended by mutual agreement, in writing, at any time and for any reason or no reason.

I appreciate this opportunity to work with you. If the foregoing is in agreement with your understanding, please sign the enclosed duplicate copy of this letter in the space provided below and return it to RCS, CPA.

Robert C. Scherne, CPA, PC

[signature]

Robert C. Scherne

ACCEPTED:

New Generation Holdings, Inc.
Jacques Mot
President

[signature]

Signature

20. 2. 06

Date